Exhibit 5.1

February 16, 2016

Beacon Roofing Supply, Inc. 505 Huntmar Park Drive, Suite 300 Herndon, Virginia 20170
Re:	6.375% Senior Notes due 2023

Ladies and Gentlemen:

We refer to the Registration Statement on Form S-4 (the “Registration Statement”) being filed by Beacon Roofing Supply, Inc., a Delaware corporation (the “Company”), and Beacon Sales Acquisition, Inc., a Delaware corporation (the “Guarantor”), with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of $300,000,000 principal amount of the Company’s 6.375% Senior Notes due 2023 (the “New Notes”) and the related guarantee of the New Notes (the “New Guarantee”) by the Guarantor, which are to be offered in exchange for an equivalent aggregate principal amount of the Company’s outstanding 6.375% Senior Notes due 2023 (the “Old Notes”) and the related guarantee of the Old Notes (the “Old Guarantee”) by the Guarantor. The Old Notes and the Old Guarantee were, and the New Notes and the New Guarantee will be, issued under an Indenture, dated as of October 1, 2015, as amended and supplemented by that certain Supplemental Indenture, dated as of October 1, 2015 (as so amended and supplemented, the “Indenture”), among the Company, the Guarantor and other subsidiary guarantors party thereto and U.S. Bank National Association, as trustee (the “Trustee”).

This opinion letter is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

Beacon Roofing Supply, Inc.

February 16, 2016

We have examined the Registration Statement, the Indenture and the resolutions adopted by the board of directors of the Company relating to the Registration Statement, the Indenture and the issuance of Old Notes and the New Notes by the Company and the resolutions adopted by the sole director of the Guarantor relating to the Registration Statement, the Indenture and the issuance by the Guarantor of the Old Guarantee and the New Guarantee. We have also examined originals, or copies of originals certified to our satisfaction, of such agreements, documents, certificates and statements of the Company and the Guarantor and other corporate documents and instruments, and have examined such questions of law, as we have considered relevant and necessary as a basis for this opinion letter. We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of all persons and the conformity with the original documents of any copies thereof submitted to us for examination. As to facts relevant to the opinions expressed herein, we have relied without independent investigation or verification upon, and assumed the accuracy and completeness of, certificates, letters and oral and written statements and representations of public officials and officers and other representatives of the Company and the Guarantor.

Based on and subject to the foregoing and the other limitations and qualifications set forth herein, we are of the opinion that the New Notes will be validly issued and binding obligations of the Company and the New Guarantee by the Guarantor will be a valid and binding obligation of the Guarantor when:

(i)                 the Registration Statement, as finally amended, shall have become effective under the Securities Act and the Indenture shall have been qualified under the Trust Indenture Act of 1939, as amended; and

(ii)               the New Notes shall have been duly executed by authorized officers of the Company and authenticated by the Trustee, all in accordance with the Indenture, and shall have been duly delivered against surrender and cancellation of a like principal amount of the Old Notes in the manner described in the Registration Statement.

Our opinion is subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer and other similar laws relating to or affecting creditors’ rights generally and to general equitable principles (regardless of whether considered in a proceeding in equity or at law), including concepts of commercial reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief.

With respect to each instrument or agreement referred to in or otherwise relevant to the opinions set forth herein (each, an “Instrument”), we have assumed, to the extent relevant to the opinions set forth herein, that (i) each party to such Instrument (if not a natural person) was duly organized or formed, as the case may be, and was at all relevant times and is validly existing and in good standing under the laws of its jurisdiction of organization or formation, as the case may be, and had at all relevant times and has full right, power and authority to execute, deliver and perform its obligations under such Instrument, (ii) such Instrument has been duly authorized, executed and delivered by each party thereto and (iii) such Instrument was at all times and is a valid, binding and enforceable agreement or obligation, as the case may be, of each party thereto; provided that we make no such assumption in clause (i), (ii) or (iii) insofar as such assumption relates to the Company or the Guarantor. We have also assumed that no event has occurred or will occur that would cause the release of the New Guarantee by the Guarantor under the terms of the Indenture.

Beacon Roofing Supply, Inc.

February 16, 2016

This opinion letter is limited to the General Corporation Law of the State of Delaware and the laws of the State of New York (excluding the securities laws of the State of New York). We express no opinion as to the laws, rules or regulations of any other jurisdiction, including, without limitation, the federal laws of the United States of America or any state securities or blue sky laws.

We hereby consent to the filing of this opinion letter as an Exhibit to the Registration Statement and to all references to our Firm included in or made a part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Sidley Austin LLP